Exhibit 99.1

FOR IMMEDIATE RELEASE

FUBOTV ANNOUNCES PRICING OF $350 MILLION

CONVERTIBLE SENIOR NOTES OFFERING

NEW YORK – JANUARY 29, 2021 – fuboTV Inc. (“fuboTV”) (NYSE: FUBO), the leading sports-first live TV streaming platform, today announced the pricing of $350 million aggregate principal amount of 3.25% convertible senior notes due 2026 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on February 2, 2021, subject to customary closing conditions. fuboTV also granted the initial purchaser a 13-day option to purchase up to an additional $52.5 million aggregate principal amount of notes.

The notes will be general unsecured obligations of fuboTV and will accrue interest payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2021, at a rate of 3.25% per year. The notes will mature on February 15, 2026, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 17.3063 shares of fuboTV’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $57.78 per share). The initial conversion price of the notes represents a premium of approximately 45% over the closing price of fuboTV’s common stock on January 28, 2021. The notes will be convertible under certain circumstances into cash, shares of fuboTV’s common stock or a combination of cash and shares of fuboTV’s common stock, at fuboTV’s election.

fuboTV may redeem for cash all or any portion of the notes, at its option, on or after February 20, 2024 and prior to the 41st scheduled trading day immediately preceding the maturity date if the last reported sale price of fuboTV’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which fuboTV provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

fuboTV estimates that the net proceeds from the offering will be $338.4 million (or $389.5 million if the initial purchaser exercises its option to purchase additional notes). fuboTV intends to use the net proceeds from the offering for general corporate purposes, including working capital, business development, sales and marketing activities, capital expenditures, repayment of outstanding debt, potential acquisitions and strategic transactions. If the initial purchaser exercises its option to purchase additional notes, fuboTV will use the net proceeds from the sale of such additional notes for working capital and other general corporate purposes as described above. However, it has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transaction.

Neither the notes, nor any shares of fuboTV’s common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About fuboTV

fuboTV (NYSE: FUBO) is the leading sports-first live TV streaming platform offering subscribers access to tens of thousands of live sporting events annually as well as leading news and entertainment content. With fuboTV, subscribers can stream a broad mix of 100+ live TV channels, including 42 of the top 50 Nielsen-ranked networks across sports, news and entertainment - more than any other live TV streaming platform. Continually innovating to give subscribers a premium viewing experience they can’t find with cable TV, fuboTV is regularly first-to-market with new product features and was the first virtual MVPD to stream in 4K. fuboTV was also the first U.S. virtual MVPD to enter Europe with the 2018 launch of fuboTV España. fuboTV launched fubo Sports Network, the live, free-to-consumer TV network featuring live sports and award-winning original programming, in 2019.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern fuboTV’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements concerning repurchase, redemption or early conversion of the notes, exercise of the purchaser’s option to purchase additional notes, and the anticipated use of proceeds from the offering.

fuboTV’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in fuboTV’s filings with the Securities and Exchange Commission. The forward-looking statements in this release are based on information available to fuboTV as of the date hereof, and fuboTV disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts

Investor Contact:

The Blueshirt Group for fuboTV

ir@fubo.tv

Media Contacts:

Jennifer L. Press, fuboTV

jpress@fubo.tv

Katie Minogue, fuboTV

kminogue@fubo.tv